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Exhibit 2.2

ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT (the "Agreement") dated as of July 16, 2002, by and between JONES PROGRAMMING PARTNERS 2-A, LTD., a Colorado limited partnership with its principal place of business at 9697 East Mineral Avenue, Englewood, CO 80112 ("Seller"), and SCREEN MEDIA VENTURES, LLC, a Delaware limited liability company with its principal place of business at 757 Third Avenue, New York, New York 10017 ("Purchaser").

DEFINITIONS

        In addition to such terms as are defined elsewhere in this Agreement, the following terms have the following meanings:

        "Accounts Receivable" shall have the meaning specified in Article 1.3.4.

        "Acquired Assets" shall have the meaning specified in Article 1.1.

        "Agreement" shall mean this Asset Purchase Agreement between Seller and Purchaser.

        "Assumed Liabilities" shall have the meaning specified in Article 1.4.2.

        "Availability Dates" shall have the meaning specified in Article 1.3.2.

        "Closing" shall mean the closing of the sale and purchase of the Acquired Assets in accordance with Article 2.1.

        "Closing Date" shall mean the date of Closing.

        "Escrow Agent" shall mean Tulip Media Ltd.

        "Escrow Agreement" shall have the meaning specified in Article 1.5(ii).

        "Film" shall mean the motion picture film set forth at Schedule 1.

        "Indemnified Party" shall have the meaning specified in Article 4.

        "Literary Property" shall have the meaning specified in Article 1.1.1 (a).

        "Outstanding Licenses" shall have the meaning specified in Article 1.1.1 (i).

        "Outstanding Licenses Expiration Dates" shall have the meaning specified in Article 1.3.1.

        "Physical Property" shall have the meaning specified in Article 1.1.1 (b).

        "Purchase Price" shall have the meaning specified in Article 1.5.

        "Purchaser" shall mean Screen Media Ventures LLC.

        "Seller" shall mean Jones Programming Partners 2-A, Ltd.

        "Seller's Documents" shall have the meaning specified in Article 3.1.1.

RECITALS

        WHEREAS, Seller is the owner of certain rights and copyright interests in and to the Film; and

        WHEREAS, Purchaser is in the business of acquiring motion picture properties; and

        WHEREAS, Seller desires to sell, and Purchaser desires to acquire all of Seller's rights in and to the Film, on the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.    SALE AND PURCHASE

        1.1    Agreement to Sell and Purchase.    Seller hereby irrevocably grants, sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby accepts from Seller, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the following assets (the "Acquired Assets"):

          1.1.1    Film and Copyright.    The Film and all collateral, allied, ancillary, subsidiary and merchandising rights therein and thereto, and all properties and things of value pertaining thereto, and all products and proceeds thereof, whether now in existence or hereafter made, acquired or produced, including without limitation:

            a.    All rights of every kind and nature (including, without limitation, all copyrights), in and to the literary, musical, dramatic and other literary material of any kind or nature upon which, in whole or in part, the Film are or may be based, or which may be or have been used or included in the Film, including, without limitation, the screenplays and all other scripts, scenarios, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature, in whatever state of completion, and all drafts, versions and variations thereof (collectively, the "Literary Property");

            b.    All physical properties of every kind or nature relating to the Film and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the Film, and all versions thereof, or any part thereof, including without limitation, artwork, stills, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including, without limitation, interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to the Film in whatever state of completion, and all duplicates, drafts, versions, variations and copies thereof (collectively, the "Physical Property");

            c.    All rights of every kind and nature in and to any and all music and musical compositions created for, used in or to be used in connection with the Film, including without limitation all copyrights therein and all rights to perform, copy, record, re-record, produce, publish, reproduce and/or synchronize any and all of said music and musical compositions, as well as all other rights to exploit such music including record, soundtrack recording and music publishing rights;

            d.    All collateral, allied, ancillary, subsidiary, publishing and merchandising rights of every kind and nature, without limitation, derived from, appurtenant to or related to the Film or the Literary Property, including, without limitation, all production, exploitation, reissue, remake, sequel, prequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based on, derived from or inspired by the Film, the Literary Property or any part thereof; and all rights to use, exploit and license others to use or exploit any and all novelization, publishing, commercial tie-ups and merchandising rights of every kind and nature, arising out of, connected with or inspired by the Film or the Literary Property, the title or titles of the Film, the characters appearing in the Film or the Literary Property, and the names and characteristics of such characters;

            e.    All rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of the Film, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, animators, cameramen and other creative, artistic and technical staff;

            f.      All copyrights, rights in copyrights, interests in copyrights and all renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained in the Film or the Literary Property, or any part thereof, and the right (but not the obligation) to publish the same for copyright purposes, to register claims under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue for past, present or future infringements of copyright;

            g.    All rights to produce, release, sell, distribute, lease, market, license, exhibit, broadcast, reproduce, publicize or otherwise exploit the Film, the Literary Property and any and all rights therein, without limitation, in any manner and in any media whatsoever in perpetuity throughout the universe, including, without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining, subscription, sponsored and direct satellite broadcast), in theatres, non-theatrically, on cassettes, cartridges, discs and other similar and dissimilar video devices, and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

            h.    All rights of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the Film, or any rights in the Film, including, without limitation, pursuant to agreements between Seller and any affiliated person of the Seller, which relate to the ownership, production or financing of the Film;

            i.      Excluding the Accounts Receivable, as defined in Article 1.3.4 and as set forth in Schedule 1.3.4, all right, title and interest in and to all of the agreements between Seller and third party agents, licensees and distributors, licensing, granting or selling rights to distribute, broadcast, exhibit or otherwise exploit the Film or rights therein, including, without limitation, any and all rights relating to merchandising, publishing, music and phonorecords derived from or connected with the Film ("Outstanding Licenses");

            j.      Excluding cash on hand and the Accounts Receivable, as defined in Article 1.3.4 and as set forth in Schedule 1.3.4, all rent, revenues, income, compensation, products, increases, proceeds and profits or other property obtained, or to be obtained, by Seller from the production, sale, distribution, marketing licensing, exhibition, reproduction, publication, ownership, exploitation or other use or disposition of the Film, the Literary Property or any rights therein or part thereof, in any and all media, including without limitation, the properties thereof and of any collateral, allied, ancillary and subsidiary rights, and any and all merchandising and publishing rights therein and thereto, any and all rights to royalties pursuant to proceedings of the Copyright Arbitration Royalty Panel, AGICO or any similar bodies, and amounts recovered as damages by reason of unfair competition, copyright infringement, breach of contract or infringement of any rights, or derived therefrom in any manner whatsoever;

            k.    Any and all general intangibles, contract rights, chattel paper, documents, instruments and goods, including, without limitation, inventory (as those terms are defined in the Uniform Commercial Code), not elsewhere included in this definition, which may arise in connection with the production, sale, distribution or exploitation of the Film or any element thereof;

            l.      Any and all documents reasonably requested by Purchaser and controlled by Seller, including, without limitation, documents or receipts of any kind or nature issued by any laboratory, pledgeholder, warehouseman or bailee with respect to the Film or any element thereof;

            m.    The above grant of rights by Seller to Purchaser is limited by and subject solely to the agreement(s) and limitation(s) set forth on Schedule 1.1.1(m).

        1.2    Alternative Grant.    To the extent that Seller's rights in any Acquired Assets may not be assigned without the consent of another party, then, unless such consent is obtained, this Agreement shall not constitute an agreement to assign such rights, if an attempted assignment would constitute a breach or be unlawful. In such event, all of Seller's right, title and interest in and to such Acquired Assets hereby are and shall be automatically and irrevocably licensed exclusively to Purchaser for a term equal to the remainder of the term of Seller's rights under such Acquired Assets. The balance of the benefits, if any, in connection with such Acquired Assets retained by Seller shall be held in trust irrevocably for the sole and exclusive benefit of Purchaser to the fullest extent permitted by law, so as not to constitute a violation of the non-assignability provisions of the underlying Acquired Assets, and Seller shall take such actions as shall be necessary to secure for Purchaser the economic benefit of such Acquired Assets to the same extent as though a consent to the assignment thereof had been made.

        1.3    Outstanding Licenses.    Purchaser acknowledges that the Acquired Assets have previously been licensed for exploitation in various territories of the world and that certain of these licenses remain outstanding. Seller represents and warrants that, except for the Outstanding Licenses identified at Schedule 1.3, there are no licenses or other grants of rights for any Film in any media in any territory. Seller further represents that Seller has not entered into any licenses relating to the Acquired Assets subsequent to the licenses set forth in Schedule 1.3 and Seller shall not enter into any licenses from and after the date hereof.

          1.3.1    Outstanding Licenses Expiration Dates; No Third Party Option to Renew.    Seller hereby represents and warrants that the final expiration dates of all Outstanding Licenses are as set forth at Schedule 1.3 (the "Outstanding Licenses Expiration Dates"). Seller further represents and warrants that, except as set forth at Schedule 1.3.1, Seller has not granted an option to any third party, and Seller shall not extend or renew any Outstanding License beyond the end date of the term set forth at Schedule 1.3.

          1.3.2    Availability Dates.    Attached hereto as Schedule 1.3.2 is a list of the first availability dates of the Film to Purchaser ("Availability Dates") and the key terms of the Outstanding Licenses (including the territory, the term and the applicable expiration date thereof). Upon expiration or earlier termination of the Outstanding Licenses, all rights thereunder shall immediately revert to Purchaser and shall be subject to this Agreement.

          1.3.3    Accounts Receivable.    Seller and Purchaser hereby agree that the accounts receivable listed at Schedule 1.3.3 shall be retained by and belong exclusively to Seller (the "Accounts Receivable"). At or prior to Closing, Seller shall deliver to Purchaser the Notices and Consents to Assignment of the Outstanding Licenses, each of which shall be executed and acknowledged by all third party licensees, distributors and agents of Seller, in accordance with Article 2.3.1 below.

        1.4    Assumption of Liabilities.    From and after the Closing hereunder:

          1.4.1 Seller shall retain, assume and agree to pay, discharge or perform, in a timely manner, as appropriate, all liabilities, obligations, claims, judgments and costs relating to or arising out of the Acquired Assets prior to the Closing, including but not limited to (if applicable), all so-called producers' fees, residuals, guild payments, profit or revenue participations or equity participants, music rights fees and payments, insurance, production liabilities, and all costs or expenses relating to any claims arising out of the foregoing; and

          1.4.2 Purchaser shall assume and agree to pay, discharge or perform, in a timely manner, as appropriate, all liabilities, obligations, claims, judgments and costs relating to or arising out of the Acquired Assets from and after the Closing, including but not limited to (if applicable), all residuals and guild payments, music rights fees and payments, insurance, and all costs or expenses relating to any claims arising out of the foregoing (collectively the "Assumed Liabilities"). Without limiting the generality of the foregoing, Assumed Liabilities shall specifically exclude any liability or obligation, past, current, or future, whatsoever to any so-called "profit participant" or "equity participant" in connection with any monetary liability or obligation whatsoever owed to any person or entity in connection with the Film or the production thereof, and, as between Seller and Purchaser, the same shall remain the sole responsibility of Seller after and notwithstanding the Closing, except to the extent set forth on Schedule 1.4.2.

        1.5    Purchase Price.    The aggregate purchase price (the "Purchase Price") for the Acquired Assets shall be Fifty Thousand U.S. Dollars ($50,000), payable as follows:

          (i)    $37,500 on Closing by bank transfer to Seller;

          (ii)  $12,500 on Closing by bank transfer to Tulip Media, Ltd. as escrow agent (the "Escrow Agent"), pursuant to a mutually agreed upon escrow agreement, substantially in the form set forth at Exhibit "A" (the "Escrow Agreement"). The escrow agreement will provide that the escrow amount shall be paid over to Seller on November 29, 2002, provided that there has been no material and significant breach of Seller's representations and warranties hereunder, and then only to the extent of any such breach.

2.    CLOSING

        2.1    Closing.    The closing (the "Closing") of the sale and purchase of the Acquired Assets shall take place at 10:00 A.M., local time, on July 22, 2002, at the offices of PAVIA & HARCOURT LLP, 600 Madison Avenue, New York, NY 10022, or at such other place and date as may be mutually agreed upon in writing by Purchaser and Seller.

        2.2    Items to be delivered at or prior to Closing.    At or prior to Closing, and subject to the terms and conditions herein contained, the following items shall be delivered:

          2.3.1 By Seller:

            a.    The executed Agreement.

            b.    The copyright registrations for the Film.

            c.    The executed Escrow Agreement.

            d.    The executed Bill of Sale, in form attached hereto at Exhibit "B" and suitable for recordation with the U.S. Copyright Office.

            e.    Certificate stating that the limited partners of the Seller have approved the sale contemplated hereunder.

            f.      A list of all laboratory facilities holding the physical elements relating to or embodying the Acquired Assets.

            g.    Lab access letter, executed by each laboratory facility holding the physical elements relating to or embodying the Acquired Assets, including a confirmation by such laboratory that no outstanding payments are owed by Seller and no liens of such laboratory have attached to the Acquired Assets.

            h.    Notice of Assignment and, if required, Consent to Assignment, executed by each distributor, agent and licensee of Seller in connection with all Outstanding Licenses.

            i.      Copyright Assignments, evidencing the transfer of rights hereunder, in form suitable for recordation with the U.S. Copyright Office.

            j.      Evidence of customary and reasonable production and distribution chain of title documents for the Film.

            k.    All of the agreements, books and records, accounting statements, files, correspondence, documents, and data belonging to Seller which are part of or relate to the Acquired Assets, including, but not limited to, supporting distribution agreements, licenses, contracts and agreements, production agreements, talent (director, producer, cast, etc.) as reasonably requested by Purchaser, copyright certificates, music cue sheets, and music synchronization licenses.

            l.      Officer's Certificate confirming that all representations and warranties made by Seller herein are true and correct as of the Closing.

          2.3.2 By Purchaser:

            a.    The executed Agreement.

            b.    The Purchase Price.

            c.    Writers'Guild assumption Agreement covering the Film.

        2.4    Further Assurances after Closing.    Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets.

3.    REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Seller:    Seller hereby represents and warrants to Purchaser, as follows:

          3.1.1    Corporate Power; Authorization; Enforceable Obligations.    Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite power and authority to conduct its business as presently conducted, to own its properties and assets and to execute, deliver and perform its obligations under this Agreement and the other agreements, documents and instruments contemplated hereunder (the "Seller's Documents"). This Agreement and the Seller's Documents constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

          3.1.2    Validity of Contemplated Transactions.    The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of; or require a filing with or the consent of any other person under (a) any existing law, ordinance or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, or (c) any agreement or instrument to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.

          3.1.3    No Third Party Options.    Except as set forth in Schedule 3.1.3, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights included in the Acquired Assets or any interest therein.

          3.1.4    Title.    Except as set forth in Schedule 3.1.4, (i) Seller has good and valid title to all of the Acquired Assets, and (ii) all such Acquired Assets are free and clear of mortgages, liens, charges and other encumbrances.

          3.1.5    Film Elements.    The physical elements comprising the Film are of sufficiently high quality so as to permit the manufacture and duplication of network broadcast quality tapes of the Film.

          3.1.6    Intellectual Property.    To the knowledge of Seller, Seller's copyrights and intellectual property rights in the Film do not infringe upon or unlawfully or wrongfully use any copyright or intellectual property owned or claimed by another.

          3.1.7    Music.    To the knowledge of Seller, the performance rights for all musical compositions contained in the Film are controlled by ASCAP, BMI or SESAC or their affiliates, or are in the public domain, or are owned or controlled by Seller. All synchronization rights for all music used in the Film have been secured and no additional clearance of or payment with respect to such rights (including the sound synchronization rights) will be required of Purchaser, in order to fully exploit such musical compositions and synchronization rights in connection with the rights in and to the Film.

          3.1.8    Literary Property.    Seller owns or controls the Literary Property to the extent required for the unrestricted exploitation of the Acquired Assets hereunder.

          3.1.9    No Public Domain.    The Film are not in the public domain.

          3.1.10    No Outstanding Monetary Obligations.    Except as otherwise set forth in Schedule 3.1.11, as between Seller and Purchaser, all existing license fees, compensation, production costs, royalties, sharing arrangements, participations, residuals, laboratory fees and any other payments that may be payable to any person, firm or corporation for which Purchaser may be responsible for or on account of the production, reproduction, distribution, and performance of the Film, and the sound and music therein (other than residuals and guild payments arising out of Purchaser's exploitation of the Film following Closing), shall have been paid as of the date of Closing.

          3.1.11    No Litigation.    No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending, or, to the best knowledge of Seller, threatened against Seller or which relates to the Acquired Assets or the transactions contemplated by this Agreement; and Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect the Acquired Assets or the transactions contemplated hereby.

          3.1.12    Outstanding Licenses.    All outstanding contracts, licenses, agreements, liens and encumbrances with respect to the Film that would adversely limit or restrict any of Purchaser's rights hereunder have been set forth in Schedule 1.3 and true copies have been provided to Purchaser. No such contract, agreement or license, including the applicable expiration dates, have been modified, amended or extended as of the date hereof nor shall be modified, amended or extended by Seller hereafter.

          3.1.13    Clearances.    To the knowledge of Seller, the Film have (i) proper and effective licenses or grants of authority to use the results of the services of performers and other persons connected with the production of the Film, in exercising the rights granted hereunder; and (ii) the consent of such persons to use their names, likenesses and biographies for the purposes of advertising and exploiting the Film in accordance with the terms thereof.

        3.2    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Seller as follows:

          3.1.1    Corporate Power; Authorization; Enforceable Obligations.    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to conduct its business as presently conducted, to own its properties and assets and to execute, deliver and perform its obligations under this Agreement and the other agreements, documents and instruments contemplated hereunder (the "Purchaser's Documents"). This Agreement and the Purchaser's Documents constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

          3.1.2    Validity of Contemplated Transactions.    The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of; or require a filing with or the consent of any other person under (a) any existing law, ordinance or governmental rule or regulation to which Seller is subject, or (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller.

4.    INDEMNIFICATION

        4.1    General Indemnification Obligation of Seller.    Seller shall defend, indemnify and hold Purchaser harmless and its members, officers, directors, employees, representatives, agents, successors and permitted assigns (an "Indemnified Purchaser Party") from and against any and all damages, losses, liabilities, deficiencies, actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) arising out of or resulting from: (i) any breach of any of Seller's representations, warranties, agreements or covenants made herein; (ii) any matter relating to the Acquired Assets prior to Closing, including, without limitation, residuals, guild payments, profit participation or equity participants, music rights, insurance, production liabilities, and all costs or expenses relating to any claims arising out of the foregoing; or (iii) any suit or proceeding of any kind or nature whatsoever against Purchaser arising from or connected with the transactions contemplated this Agreement or any of the documents, instruments or agreements to be executed pursuant hereto or any of the rights and properties assigned to Purchaser hereunder; or (iv) any suit or proceeding that Purchaser may in good faith deem necessary or advisable to institute, in the name of Purchaser, Seller or both, against any other person for any reason whatsoever to protect Purchaser's rights hereunder, or any rights granted to Purchaser.

        4.2    General Indemnification Obligation of Purchaser.    Purchaser shall defend, indemnify and hold Purchaser harmless and its members, officers, directors, employees, representatives, agents, successors and permitted assigns (an "Indemnified Seller Party") from and against any and all damages, losses, liabilities, deficiencies, actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) arising out of or resulting from: (i) any breach of any of Purchaser's representations, warranties, agreements or covenants made herein; or (ii) any matter relating to the Acquired Assets after Closing, including without limitation, residuals, guild payments, profit participation or equity participants, music rights, insurance, production liabilities, and all costs or expenses relating to any claims arising out of the foregoing.

        4.3    Procedures.    All claims for indemnification under this Article 4.2 shall be asserted and resolved as follows:

          4.3.1 The Indemnified Party shall notify the indemnitor of any claim or demand promptly but in no event later than 15 days after receiving notice thereof specifying the nature and estimated amount of such claim or demand (the "Claim Notice"). The indemnitor shall notify the Indemnified Party within 10 days of the giving of the Claim Notice whether or not indemnitor desires, at the sole cost and expense of the indemnitor, to defend the Indemnified Party against such claim or demand. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the indemnitor elects not to defend the Indemnified Party against such claim or demand, or fails to respond timely to the Claim Notice, the Indemnified Party shall have the right to defend, compromise and settle such claim or demand on such terms as the Indemnified Party in its sole discretion may determine without the prior consent of the indemnitor, and the indemnitor shall continue bound to indemnify the indemnified party in accordance with the terms of this Article 4.2.1, and the indemnitor shall remain fully liable for any such result or settlement made by the Indemnified Party.

          4.3.2 If in the reasonable opinion of an Indemnified Party, notice of which shall be given in writing to the indemnitor, any such claim or demand seeks material injunctive or other similar relief which the Indemnified Party reasonably believes will have a material adverse effect on the assets, liabilities, financial condition, results of operations or business projects of the Indemnified Party, no settlement shall be made thereof without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld or delayed.

        4.4    Payment.    Upon the determination of the liability hereunder, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under this Agreement.

5.    POST CLOSING MATTERS

        5.1    Survival of Representations and Warranties.    All representations and warranties made by Purchaser or Seller in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing until November 29, 2002, but not thereafter. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

6.    MISCELLANEOUS

        6.1    Brokers' and Finders' Fees.    Except for the services and any amounts due Tulip Media Ltd., which amounts are the sole responsibility of Seller, each party hereto represents and warrants to the other that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and each party agrees to indemnify and hold harmless the other against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of its dealings, arrangements or agreements with any such person.

        6.2    Expenses.    Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        6.3    Entire Agreement; Parties in Interest; etc.    This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements, understandings, negotiations and discussions between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        6.4    Assignment and Binding Effect.    Neither party shall have the right to assign this Agreement without the consent of the other party, provided however that Purchaser shall have the right to assign this Agreement on or after November 29, 2002 without the consent of Seller. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties.

        6.6    Waiver.    No waiver of any term or provision of this Agreement shall be deemed or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        6.7    Notices.    Any notice, request, demand, waiver, consent, approval or other communication (a "Notice") which is required or permitted hereunder shall be in writing and given or made to the parties at the following addresses (or at such other address as any party may designate by a Notice given in accordance with the provisions of this Section):

    If to Purchaser, to:

    Screen Media Ventures, LLC
    757 Third Avenue
    New York, New York 10017
    Attention: Joseph Kovacs
    Telefax No.: (212) 308-1791

    With a required copy to:

    Pavia & Harcourt
    600 Madison Avenue
    New York, New York 10022
    Attention: John R. Firestone
    Telefax No.: (212) 980-3185

    If to Seller, to:

    Jones Programming Partners 2-A, Ltd.
    9697 E. Mineral Avenue
     Englewood, Colorado 80112
    Attention: President, Jones Entertainment Group, Inc.

    With a required copy to:

    Barry Felsen, Esq.
    Goldman & Kagon Law Corporation
    1801 Century Park East, Suite 2222
    Los Angeles, California 90067
    Telefax No.: (310) 712-2153

    and

    Tulip Media, Ltd.
    1328 Westwood Boulevard, Suite 29
    Los Angeles, California 90024
    Attention: Todd Leavitt
    Telefax No.: (310) 475-3516

        6.8    Governing Law.    This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York.

        6.9    Arbitration.    Any dispute, controversy or claim arising out of or relating to this Agreement including, without limitation, the interpretation or the breach thereof, shall be settled by arbitration in either New York or Los Angeles, as shall be chosen by the party initiating the action, in accordance with the AFMA arbitration before a sole arbitrator in accordance with the rules and procedures of the AFMA Arbitration Tribunal. Any arbitration award may be confirmed in a court of competent jurisdiction. Notwithstanding the foregoing, this agreement to arbitrate shall not bar either party from seeking temporary or provisional remedies in any Court having jurisdiction thereof.

        6.10    Schedules and Exhibits.    All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        6.11    Severability.    Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable the remaining provisions hereof; and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        6.12    Counterparts.    This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

JONES PROGRAMMING PARTNERS 2-A, LTD.
By: Jones Entertainment Group, Ltd., as General Partner
By:	/s/ TIMOTHY J. BURKE
Name:	Timothy J. Burke
Title:	Vice President
SCREEN MEDIA VENTURES, LLC
By:	/s/ JOSEPH E. KOVACS
Name:	Joseph E. Kovacs
Title:	President

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  Exhibit 2.2